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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    CALLAGHAN   DENNIS         J.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)           FLORIDA PANTHERS HOLDINGS, INC.; "PAW" (Month/Day/Year)
     (Last)     (First)     (Middle)              7-9-97                 --------------------------------------
    28254 OLD COUNTRY CLUB ROAD            ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
      EASTON     MARYLAND      21601          Person (Voluntary)           X   Director          10% Owner      applicable line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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*If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)                      (8/96)
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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   WARRANTS                       (1)   12-31-98(2)  CLASS A COMMON STOCK   25,456      $29.01         D                 N/A
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   EXCHANGE RIGHTS                (3)    1-31-01     CLASS A COMMON STOCK   88,125      $26.375        D                 N/A
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   STOCK PURCHASE RIGHTS          (4)    6-26-07     CLASS A COMMON STOCK   94,787       $0.50         D                 N/A
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   STOCK OPTIONS (RIGHT TO BUY)   (5)    7-09-07     CLASS A COMMON STOCK  250,000      $23.25         D                 N/A
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Explanation of Responses: (1) IN CONNECTION WITH THE ACQUISITION (THE "BOCA ACQUISITION") OF BOCA RATON RESORT AND CLUB,
                              MR. CALLAGHAN RECEIVED WARRANTS (THE "WARRANTS") TO PURCHASE UP TO 25,456 SHARES OF CLASS A COMMON
                              STOCK, PAR VALUE $.01 PER SHARE (THE "CLASS A COMMON STOCK"), OF FLORIDA PANTHERS HOLDINGS, INC.
                          (2) FIFTY PERCENT OF THE WARRANTS EXPIRE ON DECEMBER 31, 1998 AND THE REMAINING FIFTY PERCENT OF THE
                              WARRANTS EXPIRE ON DECEMBER 31, 1999.
                          (3) IN CONNECTION WITH THE BOCA ACQUISITION, MR. CALLAGHAN WAS GRANTED EXCHANGE RIGHTS TO RECEIVE 88,125
                              SHARES OF CLASS A COMMON STOCK.
                          (4) ON JUNE 26, 1997, MR. CALLAGHAN WAS GRANTED STOCK PURCHASE RIGHTS TO PURCHASE UP TO 94,787 SHARES OF
                              CLASS A COMMON STOCK.
                          (5) MR. CALLAGHAN WAS GRANTED STOCK OPTIONS TO PURCHASE UP TO 250,000 SHARES OF CLASS A COMMON STOCK ON
                              JULY 9, 1997. SUCH STOCK OPTIONS VEST IN FOUR EQUAL ANNUAL INSTALLMENTS BEGINNING ON JULY 9, 1998.


                                                                                /s/ Dennis J. Callaghan                7-18-97
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                  DENNIS J. CALLAGHAN

Note. File three copies of this form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.                                                      (8/96)

                                                     (Print or Type Responses)
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